Exhibit 99.1

Fairchild Semiconductor Reports Results for the Fourth Quarter and Full Year 2007

•	Highest Quarterly Sales, Gross Margins and Net Income since 2000

•	Record Sales for Analog Switches and Smart Power Modules

Fairchild Semiconductor (NYSE: FCS), the leading global supplier of power semiconductors, today announced results for the fourth quarter and full year ended December 30, 2007. Fairchild reported fourth quarter sales of $431.9 million, up 1% from the prior quarter and 3% higher than the fourth quarter of 2006.

Fairchild reported fourth quarter net income of $34.0 million or $0.27 per diluted share compared to net income of $20.3 million or $0.16 per diluted share in the prior quarter and net income of $8.7 million or $0.07 per diluted share in the fourth quarter of 2006. Included in these results is a $2.3 million charge related to asset impairments and restructuring actions to streamline the company’s cost structure. Gross margin was 31.3%, 100 basis points higher sequentially and 230 basis points greater than in the fourth quarter of 2006.

Fairchild reported fourth quarter adjusted net income of $41.8 million or $0.33 per diluted share, compared to adjusted net income of $34.1 million or $0.27 per diluted share in the prior quarter and adjusted net income of $26.7 million or $0.21 per diluted share in the fourth quarter of 2006. Adjusted net income excludes amortization of acquisition-related intangibles, restructuring and impairments, purchased in-process research and development, charges for potential litigation outcomes, System General purchase accounting charges, net gain or loss on the sale of product lines, associated net tax benefits of these items and other acquisition-related intangibles, and tax benefits from finalized tax filings and audit outcomes.

Full year revenues for 2007 were $1.67 billion, an increase of 1% compared to $1.65 billion in 2006. Fairchild reported net income of $64.0 million or $0.51 per diluted share in 2007, compared to net income of $83.4 million or $0.67 per diluted share in 2006. On an adjusted basis, the company reported 2007 net income of $113.7 million or $0.90 per diluted share, compared to $111.7 million or $0.90 per diluted share in 2006.

“We reported the highest quarterly sales, gross margins and net income since the year 2000,” said Mark Thompson, Fairchild’s president and CEO. “We benefited from a higher margin product mix in the fourth quarter, especially in our Analog Products Group. Our analog switch and smart power module product lines posted record sales this quarter and were up 34 percent and 50 percent respectively in 2007 compared to 2006. APG sales were down 4% sequentially but gross margin improved 370 basis points as strong growth in our higher margin signal path products was offset by lower revenue for power conversion products as we further reduced analog channel inventory dollars. The Functional Power Group increased sales 4% from the prior quarter due to strong MOSFET and SPM® growth.

End Markets and Channel Activity

“End market demand was inline with our expectations paced by solid shipments for our products supporting computing, handset and power supply applications,” said Thompson. “Bookings were sequentially higher in the fourth quarter and inline with expectations giving us a healthy starting backlog level. Distributor sell-through was down about 4% sequentially in Q4 after being up 7% in Q3. We increased our channel inventory while remaining well within our target range after reducing more than a week of inventory a quarter ago. We held lead times within a stable range of 8 – 9 weeks during the quarter and expect to maintain this level during Q1.”

Fourth Quarter Financials

“We reported continued sales and gross margin growth while reducing operating expenses,” said Mark Frey, Fairchild’s executive vice president and CFO. “We improved gross margin 100 basis points sequentially due to a richer product mix and greater manufacturing efficiencies. We also reduced SG&A expenses in the fourth quarter as we continue to benefit from streamlining actions and tight spending controls.

“Cash and marketable securities increased $11.1 million to $462.1 million in the fourth quarter which reflected cash flow from operations of $58.8 million, capital spending of $41.3 million and stock repurchases of $10 million,” stated Frey.

First Quarter Guidance

“We expect first quarter revenue to be down 2% to 6% and gross margin to be approximately 100 to 150 basis points lower sequentially due to lower factory loadings and changes in variable compensation accruals,” said Frey. “At the start of the first quarter, we had about 85% of this sales guidance booked and scheduled to ship. Although we continue to exercise strict controls over spending, we expect R&D and SG&A expenses to increase to approximately $87 – $90 million in the first quarter due to the resumption of FICA and other payroll taxes as well as changes in variable compensation accruals. Net interest and other expenses are expected to be $5.0 – $5.5 million for the first quarter.

This press release includes references to adjusted net income (loss) (which excludes amortization of acquisition-related intangibles, restructuring and impairments, purchased in-process research and development, charges for potential litigation outcomes, System General purchase accounting charges, net gain or loss on the sale of product lines, associated net tax benefits of these items and other acquisition-related intangibles, and tax benefits from finalized tax filings and audit outcomes), statements of operations prepared in accordance with generally accepted accounting principles (GAAP) (which include these items), and a reconciliation from adjusted net income to GAAP net income and adjusted gross margin to GAAP gross margin. GAAP and adjusted results both include equity based compensation expense. Adjusted results are not meant as a substitute for GAAP, but are included solely for informational and comparative purposes. Fairchild presents adjusted results because its management uses them as additional measures of the company’s operating performance, and management believes adjusted financial information is useful to investors because it illuminates underlying operational trends by excluding significant non-recurring, non-cash or otherwise unusual transactions. Fairchild’s criteria for determining adjusted results may differ from methods used by other companies, and should not be regarded as a replacement for corresponding GAAP measures.

Special Note on Forward Looking Statements:

Some of the paragraphs above contain forward-looking statements that are based on management’s assumptions and expectations and that involve risk and uncertainty. Other forward-looking statements may also be found in this news release. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials at competitive prices; competitors’ actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees; order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; changes in tax regulations or the migration of profits from low tax jurisdictions to higher tax jurisdictions; regulatory risks and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor’s web site at investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.

About Fairchild Semiconductor:

Fairchild Semiconductor is a global leader delivering energy-efficient power analog and power discrete solutions. Fairchild is The Power Franchise®, providing leading-edge silicon and packaging technologies, manufacturing strength and system expertise for consumer, communications, industrial, portable, computing and automotive systems. An application-driven, solution-based semiconductor supplier, Fairchild provides online design tools and design centers worldwide as part of its comprehensive Global Power ResourceSM. Please contact us on the web at www.fairchildsemi.com.

Editorial Contacts:

Fairchild Semiconductor:	Fairchild Semiconductor:	Agency Contact:

Patti Olson	Dan Janson	Marsha Lisak, Senior Account Executive
Corporate Communications	Investor Relations	WelComm, Inc.
(800) 341-0392 X 8728 Fax: (207) 775-8161	(207) 775-8660 Fax: (207) 761-3415	(805) 223-2311 Fax: (858) 279-5400
Email: patti.olson@fairchildsemi.com	Email: investor@fairchildsemi.com	Email: marsha@welcomm.com

Fairchild Semiconductor International, Inc. Consolidated Statements of Operations (In millions, except per share amounts) (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 30, 2007	September 30, 2007	December 31, 2006	December 30, 2007	December 31, 2006
Total revenue	$431.9	$426.8	$418.3	$1,670.2	$1,651.1
Cost of sales (1)	296.9	297.4	296.9	1,179.7	1,154.3

Gross margin	135.0	129.4	121.4	490.5	496.8

Gross margin %	31.3%	30.3%	29.0%	29.4%	30.1%

Operating expenses:
Research and development (2)	27.4	26.9	26.5	109.8	107.5
Selling, general and administrative (3)	55.3	57.3	60.2	230.3	241.9
Amortization of acquisition-related intangibles	5.5	5.6	5.9	23.5	23.5
Restructuring and impairments	2.3	2.4	3.2	10.8	3.2
Purchased in-process research and development	—	0.2	—	3.9	—
Charge for potential litigation outcomes, net	—	7.8	8.2	9.5	8.2
(Gain) loss on sale of product line, net	—	0.4	—	0.4	(6.0)

Total operating expenses	90.5	100.6	104.0	388.2	378.3

Operating income	44.5	28.8	17.4	102.3	118.5
Other expense, net	5.0	5.0	3.3	20.2	19.7

Income before income taxes	39.5	23.8	14.1	82.1	98.8

Provision for income taxes	5.5	3.5	5.4	18.1	15.4

Net income	$34.0	$20.3	$8.7	$64.0	$83.4

Net income per common share:
Basic	$0.27	$0.16	$0.07	$0.52	$0.68

Diluted	$0.27	$0.16	$0.07	$0.51	$0.67

Weighted average common shares:
Basic	124.4	124.5	122.7	124.1	122.2

Diluted	126.2	126.8	124.8	126.3	124.4

(1) Equity compensation expense included in cost of sales	$1.1	$1.2	$1.4	$5.3	$5.6
(2) Equity compensation expense included in research and development	$1.2	$0.9	$0.9	$4.1	$4.3
(3) Equity compensation expense included in selling, general and administrative	$3.5	$4.0	$4.4	$15.4	$16.8

Fairchild Semiconductor International, Inc. Reconciliation of Net Income To Adjusted Net Income (In millions) (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 30, 2007	September 30, 2007	December 31, 2006	December 30, 2007	December 31, 2006
Net income	$34.0	$20.3	$8.7	$64.0	$83.4
Adjustments to reconcile net income to adjusted net income:
Restructuring and impairments	2.3	2.4	3.2	10.8	3.2
Purchased in-process research and development	—	0.2	—	3.9	—
Charge for potential litigation outcomes, net	—	7.8	8.2	9.5	8.2
System General purchase accounting charges	—	—	—	3.7	—
(Gain) loss on sale of product line, net	—	0.4	—	0.4	(6.0)
Amortization of acquisition-related intangibles	5.5	5.6	5.9	23.5	23.5
Associated tax effects of the above and other acquisition intangibles	—	(2.6)	0.7	(3.0)	2.9
Tax benefits from finalized tax filings and audit outcomes	—	—	—	0.9	(3.5)

Adjusted net income	$41.8	$34.1	$26.7	$113.7	$111.7

Adjusted net income per common share:
Basic	$0.34	$0.27	$0.22	$0.92	$0.91

Diluted	$0.33	$0.27	$0.21	$0.90	$0.90

Fairchild Semiconductor International, Inc.

Reconciliation of Gross Margin To Adjusted Gross Margin

(In millions)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 30, 2007	September 30, 2007	December 31, 2006	December 30, 2007	December 31, 2006
Gross margin	$135.0	$129.4	$121.4	$490.5	$496.8
Adjustments to reconcile gross margin to adjusted gross margin:
System General purchase accounting charges	—	—	—	3.7	—

Adjusted gross margin	$135.0	$129.4	$121.4	$494.2	$496.8

Adjusted gross margin %	31.3%	30.3%	29.0%	29.6%	30.1%

Adjusted net income, adjusted net income per share, and adjusted gross margin should not be considered as alternatives to net income, net income per share, gross margin or other measures of consolidated operations and cash flow data prepared in accordance with accounting principles generally accepted in the United States of America, as indicators of our operating performance, or as alternatives to cash flow as a measure of liquidity.

Fairchild Semiconductor International, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	December 30, 2007	September 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$409.0	$397.1	$525.2
Short-term marketable securities	2.1	51.9	59.1
Receivables, net	179.0	184.6	163.3
Inventories	243.5	242.0	238.9
Other current assets	51.9	49.6	42.0

Total current assets	885.5	925.2	1,028.5

Property, plant and equipment, net	676.0	667.8	646.4
Intangible assets, net	123.7	129.2	103.6
Goodwill	353.2	353.2	229.9
Long-term marketable securities	51.0	2.0	2.1
Other assets	43.2	46.2	35.1

Total assets	$2,132.6	$2,123.6	$2,045.6

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$203.7	$3.8	$2.8
Accounts payable	130.6	142.8	90.2
Accrued expenses and other current liabilities	110.5	116.8	169.5

Total current liabilities	444.8	263.4	262.5

Long-term debt, less current portion	385.9	585.9	589.7
Other liabilities	80.2	81.0	59.0
Minority Interest	—	—	—

Total liabilities	910.9	930.3	911.2

Temporary equity - deferred stock units	3.2	2.9	2.2

Total stockholders’ equity	1,218.5	1,190.4	1,132.2

Total liabilities, temporary equity and stockholders’ equity	$2,132.6	$2,123.6	$2,045.6

Fairchild Semiconductor International, Inc.

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended	Twelve Months Ended
	December 30, 2007	December 30, 2007	December 31, 2006
Cash flows from operating activities:
Net income	$34.0	$64.0	$83.4
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	32.2	127.0	116.8
Non-cash stock-based compensation expense	5.8	24.8	26.7
Non-cash restructuring and impairments expense	0.7	3.1	2.2
Purchased in-process research & development	—	3.9	—
Deferred income taxes, net	0.1	(6.1)	(1.8)
Other	1.6	3.9	(3.1)
Changes in operating assets and liabilities, net of acquisitions	(15.6)	(30.0)	(39.3)

Cash provided by operating activities	58.8	190.6	184.9

Cash flows from investing activities:
Capital expenditures	(41.3)	(140.4)	(111.8)
Purchase of marketable securities	(3.5)	(165.7)	(176.1)
Sale of marketable securities	2.0	172.7	249.3
Maturity of marketable securities	—	0.1	81.1
Other	—	(1.2)	(1.0)
Acquisitions and divestitures, net of cash acquired	—	(178.3)	5.4

Cash provided by (used in) investing activities	(42.8)	(312.8)	46.9

Cash flows from financing activities:
Repayment of long-term debt	—	(2.8)	(54.1)
Proceeds from issuance of common stock and from exercise of stock options, net	4.8	37.1	27.3
Other	(8.9)	(28.3)	(10.5)

Cash provided by (used in) financing activities	(4.1)	6.0	(37.3)

Net change in cash and cash equivalents	11.9	(116.2)	194.5
Cash and cash equivalents at beginning of period	397.1	525.2	330.7

Cash and cash equivalents at end of period	$409.0	$409.0	$525.2